News from
Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Fourth Quarter and Full Year 2010 Results
Arch generates record free cash flow in 2010
EBITDA expands 58% versus a year ago
Annual revenues reach record $3.2 billion
Earnings Highlights

	Quarter Ended		Year Ended
In $ millions, except per share data	12/31/10	12/31/09	12/31/10	12/31/09
Revenues	$835.4	$725.5	$3,186.3	$2,576.1
Income from Operations	86.9	29.5	324.0	123.7
Net Income[1]	47.8	1.5	158.9	42.2
Fully Diluted EPS	0.29	0.01	0.97	0.28

Adjusted EBITDA[2]	$192.3	$144.3	$724.1	$458.7

1/-	Net income attributable to ACI.

2/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
          ST. LOUIS (January 28, 2011) — Arch Coal, Inc. (NYSE: ACI) today reported fourth quarter 2010 net income of $47.8 million, or $0.29 per diluted share, compared with net income of $1.5 million, or $0.01 per diluted share, in the prior-year period. Excluding certain charges, fourth quarter 2010 adjusted net income was $53.9 million, or $0.33 per diluted share. These charges represent non-cash amortization of coal supply agreements acquired in the Jacobs Ranch transaction.
          Fourth quarter 2010 revenues grew 15 percent versus the prior-year quarter on higher sales volume. Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) increased 33 percent versus a year ago to reach $192 million in the fourth quarter of 2010. Additionally, the company generated free cash flow of $147 million in the quarter just ended, matching the previous record set in the third quarter of 2010.
          “Arch’s quarterly financial results reflect better coal market conditions than a year ago,” said Steven F. Leer, Arch’s chairman and chief executive officer. “While our overall performance was solid, quarterly results were dampened by lower-than-expected shipment levels, poor Eastern rail service and lower-than-planned production at Mountain Laurel, as previously announced.”

     For full year 2010, net income totaled $158.9 million, or $0.97 per diluted share, compared with net income of $42.2 million, or $0.28 per diluted share, for full year 2009. Adjusted 2010 net income was $185.8 million, or $1.14 per diluted share. Annual EBITDA reached $724.1 million in 2010, representing the second highest level in company history. Arch also set a new record for sales revenue of $3.2 billion in 2010, a nearly 25-percent increase versus the prior year. Furthermore, cash flow from operations totaled $697 million for the year ended 2010 — the highest in company history — while capital expenditures equaled $315 million, resulting in record free cash flow of $382 million for 2010.
          “Arch achieved a much stronger financial performance in 2010 versus 2009, resulting from substantially higher margins earned in each operating region,” said Leer. “Among other metrics, Arch generated record free cash flow in 2010, which served to further bolster its balance sheet. Moreover, the company demonstrated its ongoing commitment to safety and environmental compliance by again delivering industry-leading performances in both key areas.”
Core Values
          Arch’s 2010 safety performance once again set a new record, surpassing the company’s previous best-in-class performance. The company’s lost-time incident rate was 0.46 incidents per 200,000 hours worked — a 35 percent improvement over 2009 — ranking Arch first among diversified, public coal companies. Arch also was honored with a national Sentinels of Safety certificate from the U.S. Department of Labor and eight state awards for outstanding safety practices over the past year.
          The company’s flagship operation, Black Thunder, surpassed 7.5 million employee hours without a lost-time incident on Nov. 20, 2010. In addition, four more of Arch’s coal mining complexes completed 2010 without a lost-time incident.
          Arch also excelled in environmental stewardship during 2010, achieving its best year on record for SMCRA compliance — with a 45-percent reduction versus 2009 — and once again leading major U.S. coal industry peers. In the past year, dedication to environmental management has earned Arch and its subsidiaries seven national or state awards, including the U.S. Department of Interior’s National Award for Excellence.
          “Arch’s 2010 record-setting safety and environmental accomplishments were significant,” said Leer. “In fact, we had 11 individual mines, preparation plants and facilities achieve a Perfect Zero with either zero reportable injuries or zero environmental violations. We are proud of our employees for these achievements, which model our ultimate goal of obtaining a Perfect Zero at every one of our operations every year.”
Strategic Investments
          During the fourth quarter of 2010, Arch increased its equity interest in Knight Hawk Holdings LLC (“Knight Hawk”), a private Illinois Basin coal producer, from 42 percent to 49 percent, for total consideration of $26.6 million. Knight Hawk shipped 4.0 million tons of coal from its mining operations in 2010. Beyond the equity stake in Knight Hawk, Arch controls approximately 300 million tons of primarily low-chlorine coal reserves in Illinois, and is currently in the process of permitting some of those reserves for the eventual development of the Lost Prairie mine in that region. “Our growing investment in Knight Hawk, as well as the future development of Lost Prairie, grants Arch additional growth opportunities in its diverse portfolio of assets,” said Leer.
          In recent developments, Arch announced that it has acquired an equity interest in Millennium Bulk Terminals-Longview, LLC (“MBT”), the owner of a bulk commodity terminal on the Columbia River near Longview, Wash., in exchange for $25 million plus additional consideration upon the completion of certain project milestones. Under terms of the agreement, Arch will control 38 percent of the terminal’s throughput and storage capacity to facilitate export shipments of coal off the western coast of the United States. As currently planned, the MBT facility will utilize existing infrastructure with some minor modifications to handle loading 5 million tons of coal per year, which could begin in 2012 once required approvals and necessary permits to complete dredging and other upgrades to the facility are obtained.
          Arch also recently signed a five-year throughput agreement with Canadian Crown Corporation Ridley Terminals Inc. (“RTI”) — a coal and other bulk commodity marine terminal located near Prince Rupert, British Columbia — to facilitate coal exports to Pacific Rim markets. The agreement grants Arch the ability to ship up to 2 million metric tons of coal through the RTI terminal for 2011, and up to 2.5 million metric tons of coal annually through RTI for 2012 through 2015.
          “The West Coast export facility announcements will help Arch to accomplish its strategic objective of expanding sales of Powder River Basin and Western Bituminous coals into the Asia-Pacific region, the world’s largest and fastest-growing coal market,” said Leer. “Increasing our direct exposure to the growing seaborne thermal market should further unlock the value inherent in our western coal assets.”
Operational Results
          “Our operating regions turned in solid cost performances during the fourth quarter of 2010 — with the Western Bituminous Region delivering its best quarterly performance of the year,” said John W. Eaves, Arch’s president and chief operating officer. “Looking ahead, we will continue to focus diligently on managing our controllable costs, while setting our production targets to match our estimate of market demand.”

	Arch Coal, Inc.
	4Q10	3Q10	FY10	FY09
Tons sold (in millions)	42.0	43.7	161.3	125.0
Average sales price per ton	$18.65	$18.77	$18.52	$19.51

Cash cost per ton	$13.59	$13.70	$13.66	$15.48
Cash margin per ton	$5.06	$5.07	$4.86	$4.03

Total operating cost per ton	$15.87	$15.81	$15.91	$17.88
Operating margin per ton	$2.78	$2.96	$2.61	$1.63

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
          When compared with the third quarter of 2010, consolidated per-ton operating margin in the fourth quarter of 2010 declined modestly on lower overall sales volume. Consolidated average sales price declined over the same time period, mostly offset by lower overall cash costs.
          Consolidated annual operating margin increased 60 percent in 2010 versus 2009, benefiting from improved coal market conditions. Consolidated 2010 sales volume rose nearly 30 percent versus the prior year, reflecting a full year of Jacobs Ranch volume. Consolidated average sales price and operating costs per ton declined over the same time period, due to a higher percentage of Powder River Basin coal in the company’s overall volume mix. Operating costs in 2010 also declined as a result of the full integration of Jacobs Ranch into Black Thunder.

	Powder River Basin
	4Q10	3Q10	FY10	FY09
Tons sold (in millions)	34.6	36.1	132.4	96.1
Average sales price per ton	$12.51	$12.12	$12.06	$12.43

Cash cost per ton	$9.56	$9.08	$9.30	$10.10
Cash margin per ton	$2.95	$3.04	$2.76	$2.33

Total operating cost per ton	$10.92	$10.44	$10.70	$11.43
Operating margin per ton	$1.59	$1.68	$1.36	$1.00

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
          In the Powder River Basin, fourth quarter 2010 operating margin declined 6 percent versus the third quarter on lower sales volume. Average sales price rose by $0.39 per ton over the same time period, while operating costs (excluding amortization of acquired coal supply agreements) increased $0.48 per ton, largely due to higher diesel and higher sales-sensitive costs.
          Full year 2010 operating margins per ton in the Powder River Basin increased 36 percent versus the prior year on higher sales volumes attributable to a full year of Jacobs Ranch volume. Average 2010 sales price per ton declined 3 percent versus 2009, driven by lower-priced commitments signed during the period of market weakness. Operating costs per ton, excluding amortization of acquired coal supply agreements, also declined by 6 percent during the same time period, benefiting from synergies related to the Jacobs Ranch acquisition.

	Western Bituminous Region
	4Q10	3Q10	FY10	FY09
Tons sold (in millions)	4.2	4.0	16.3	16.7
Average sales price per ton	$28.79	$30.66	$29.61	$29.11

Cash cost per ton	$19.31	$22.35	$21.35	$22.57
Cash margin per ton	$9.48	$8.31	$8.26	$6.54

Total operating cost per ton	$24.79	$27.06	$26.29	$27.55
Operating margin per ton	$4.00	$3.60	$3.32	$1.56

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
          In the Western Bituminous Region, fourth quarter operating margin reached $4.00 per ton, an increase of 11 percent versus the third quarter, mainly driven by the region’s strong cost performance. Volumes increased moderately over the same time period, reflecting full quarterly production at the Dugout Canyon mine in Utah. Average sales price declined $1.87 per ton in the fourth quarter compared with the prior-quarter period, reflecting a less favorable mix of customer shipments. Operating costs decreased $2.27 per ton over the same time period, as lower cash costs per ton were offset somewhat by higher depreciation, depletion and amortization expense per ton. Lower cash costs reflect an improved performance at Dugout Canyon as well as solid cost control across all operations in the region.
          Operating margins per ton in the Western Bituminous Region during 2010 more than doubled versus 2009. Average 2010 sales price per ton rose approximately 2 percent versus the prior year, driven by the roll-off of lower-priced sales contracts. Operating costs per ton declined nearly 5 percent during the same time period, benefiting from improved operating performances at the mines in the region.

	Central Appalachia
	4Q10	3Q10	FY10	FY09
Tons sold (in millions)	3.2	3.5	12.6	12.2
Average sales price per ton	$71.91	$73.20	$72.01	$62.17

Cash cost per ton	$49.79	$51.09	$49.44	$48.12
Cash margin per ton	$22.12	$22.11	$22.57	$14.05

Total operating cost per ton	$57.78	$58.01	$57.19	$55.38
Operating margin per ton	$14.13	$15.19	$14.82	$6.79

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table.
          In Central Appalachia, fourth quarter 2010 operating margins per ton declined by 7 percent when compared with the third quarter. Sales volumes declined 9 percent in the fourth quarter of 2010 from the prior-quarter period — and were significantly lower than plan — primarily due to poor rail service. Production levels were lower than planned due to geologic challenges at Mountain Laurel in December. Average sales price declined $1.29 per ton over the same time period, as lower pricing on steam coal sales offset modestly higher pricing on metallurgical coal sales that shipped in the fourth quarter. Operating costs per ton decreased modestly in the fourth quarter of 2010 compared with the prior-quarter period, due to solid cost control across the operations in the region.
          Full year 2010 operating margins per ton in Central Appalachia more than doubled versus 2009. Sales volumes in Central Appalachia increased 4 percent in 2010 compared with a year ago, reflecting substantially higher metallurgical coal volumes that served improved market demand offset by lower steam volumes. Average sales price per ton increased 16 percent over the same time period, driven by higher metallurgical coal shipments and better pricing on metallurgical coal sales. Full year 2010 per-ton operating costs increased modestly versus 2009, due primarily to higher sales-sensitive costs.
Coal Market Trends
          U.S. coal markets improved materially in 2010, driven by a rebound in power demand spurred by a better domestic economy and favorable weather trends. Power generation increased 4.4 percent last year, with coal-based generation increasing 5.6 percent and thus increasing its market share versus other fuels, according to company estimates.
          U.S. coal production increased by a modest 10 million tons in 2010, according to MSHA data released to date. Supply in the nation’s largest coal producing region — the southern Powder

River Basin — increased 11 million tons, while production in the second largest supply basin — Central Appalachia — declined 12 million tons in 2010.
          Improved domestic coal consumption coupled with muted production increases in 2010 led to a meaningful reduction in U.S. generator stockpile levels. Arch estimates that power plant stockpiles totaled approximately 170 million tons at the end of December 2010 — a 16-percent decline from the recent peak level of 203 million tons reached at the end of November 2009, but still 13 percent higher than the five-year average.
          In addition, a strong metallurgical market helped to pull additional supply out of the steam coal market and fueled substantial increases in U.S. coal exports in 2010. Arch estimates that domestic coal exports reached 81 million tons last year, representing an increase of 21 million tons versus 2009. Metallurgical coal shipments represented an estimated 70 percent of total U.S. coal exports in 2010.
          Looking ahead, market dynamics in 2011 could result in further stockpile reductions at U.S. power generators by year-end. Arch currently projects increased U.S. coal consumption due to an improving economy as well as the startup of 14 new coal-based power plants in the 2010-2011 timeframe. Furthermore, tight global metallurgical coal markets and growing seaborne thermal demand should help increase U.S. coal exports in 2011, further reducing supply available to domestic power plants. Arch currently projects that generator stockpiles will experience a further decline of at least 25 million tons in 2011.
Production and Sales Contract Portfolio
          Arch expects total sales volumes, including brokered tons, to be in the range of 155 million to 160 million tons for full year 2011. The company’s sales volume guidance range includes tons destined for metallurgical coal markets (coking and pulverized coal injection/PCI), which Arch projects will reach at least 7 million tons during 2011.

	2011		2012
	Tons	Price	Tons	Price
Powder River Basin
Committed, Priced	98.1	$13.52	59.4	$13.99
Committed, Unpriced	7.1		10.2

Western Bituminous Region
Committed, Priced	17.1	$32.13	9.9	$35.46

Central Appalachia
Committed, Priced (Coking/PCI)	3.8	$105.28	0.2	$99.00
Committed, Priced (Steam)	6.4	$65.97	0.3	$58.30
Committed, Unpriced (Steam)	0.0		1.2

2011 Earnings Guidance
     Arch has set its 2011 earnings guidance as follows:
•	Earnings per diluted share on a GAAP basis is projected to be between $1.93 and $2.42, including amortization of coal supply agreements. Excluding this charge, adjusted earnings per diluted share would be in the range of $2.00 to $2.50.

•	Adjusted EBITDA is forecasted to be in the $910 million to $1,030 million range.

•	Capital spending is expected to be in the $370 million to $410 million range.

•	Depreciation, depletion and amortization expense (excluding non-cash amortization of acquired coal supply agreements) is projected to be between $378 million and $388 million.
          As previously disclosed on Jan. 11, the idling of the longwall at Mountain Laurel will have an impact on Arch’s financial performance during the first quarter of 2011; however, the company expects to make up some portion of the delayed production as the year progresses.
          “With our strong operating platform and assets already in place, we expect to deliver another record year in 2011,” said Leer. “We believe Arch is exceptionally well positioned to capitalize on the continuing recovery in U.S. coal markets — and the coal market super-cycle that we believe is already underway globally.”
          A conference call regarding Arch Coal’s fourth quarter 2010 financial results will be webcast live today at 11 a.m. E.S.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (http://investor.archcoal.com).
          St. Louis-based Arch Coal is the second largest U.S. coal producer, with record revenues of $3.2 billion in 2010. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 8 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$835,394	$725,472	$3,186,268	$2,576,081

Costs, expenses and other
Cost of coal sales	622,348	566,778	2,395,812	2,070,715
Depreciation, depletion and amortization	95,931	88,529	365,066	301,608
Amortization of acquired sales contracts, net	9,601	19,716	35,606	19,623
Selling, general and administrative expenses	28,668	27,017	118,177	97,787
Change in fair value of coal derivatives and coal trading activities, net	(3,372)	(1,728)	8,924	(12,056)
Gain on Knight Hawk transaction	—	—	(41,577)	—
Costs related to acquisition of Jacobs Ranch	—	6,560	—	13,726
Other operating income, net	(4,720)	(10,895)	(19,724)	(39,036)

	748,456	695,977	2,862,284	2,452,367

Income from operations	86,938	29,495	323,984	123,714

Interest expense, net:
Interest expense	(34,643)	(35,466)	(142,549)	(105,932)
Interest income	561	338	2,449	7,622

	(34,082)	(35,128)	(140,100)	(98,310)

Other non-operating expense
Loss on early extinguishment of debt	—	—	(6,776)	—

	—	—	(6,776)	—

Income (loss) before income taxes	52,856	(5,633)	177,108	25,404
Provision for (benefit from) income taxes	4,825	(7,185)	17,714	(16,775)

Net income	48,031	1,552	159,394	42,179
Less: Net income attributable to noncontrolling interest	(212)	(21)	(537)	(10)

Net income attributable to Arch Coal, Inc.	$47,819	$1,531	$158,857	$42,169

Earnings per common share
Basic earnings per common share	$0.29	$0.01	$0.98	$0.28

Diluted earnings per common share	$0.29	$0.01	$0.97	$0.28

Weighted average shares outstanding
Basic	162,442	162,358	162,398	150,963

Diluted	163,452	162,961	163,210	151,272

Dividends declared per common share	$0.10	$0.09	$0.39	$0.36

Adjusted EBITDA (A) (unaudited)	$192,258	$144,279	$724,119	$458,661

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$93,593	$61,138
Trade accounts receivable	208,060	190,738
Other receivables	44,260	40,632
Inventories	235,616	240,776
Prepaid royalties	33,932	21,085
Coal derivative assets	15,191	18,807
Other	104,262	113,606

Total current assets	734,914	686,782

Property, plant and equipment, net	3,308,892	3,366,186

Other assets
Prepaid royalties	66,525	86,622
Goodwill	114,963	113,701
Deferred income taxes	361,556	354,869
Equity investments	177,451	87,268
Other	116,468	145,168

Total other assets	836,963	787,628

Total assets	$4,880,769	$4,840,596

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$198,216	$128,402
Coal derivative liabilities	4,947	2,244
Deferred income taxes	7,775	5,901
Accrued expenses and other current liabilities	245,411	227,716
Current maturities of debt and short-term borrowings	70,997	267,464

Total current liabilities	527,346	631,727
Long-term debt	1,538,744	1,540,223
Asset retirement obligations	334,257	305,094
Accrued pension benefits	49,154	68,266
Accrued postretirement benefits other than pension	37,793	43,865
Accrued workers’ compensation	35,290	29,110
Other noncurrent liabilities	110,234	98,243

Total liabilities	2,632,818	2,716,528

Redeemable noncontrolling interest	10,444	8,962

Stockholders’ Equity
Common stock	1,645	1,643
Paid-in capital	1,734,709	1,721,230
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	561,418	465,934
Accumulated other comprehensive loss	(6,417)	(19,853)

Total stockholders’ equity	2,237,507	2,115,106

Total liabilities and stockholders’ equity	$4,880,769	$4,840,596

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2010	2009
	(Unaudited)
Operating activities
Net income	$159,394	$42,179
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	365,066	301,608
Amortization of acquired sales contracts, net	35,606	19,623
Prepaid royalties expensed	34,605	29,746
Employee stock-based compensation expense	11,717	13,394
Amortization of debt financing costs	9,839	7,450
Gain on Knight Hawk transaction	(41,577)	—
Loss on early extinguishment of debt	6,776	—
Changes in:
Receivables	(7,287)	47,794
Inventories	5,160	(28,518)
Coal derivative assets and liabilities	9,554	32,266
Accounts payable, accrued expenses and other current liabilities	87,807	(44,764)
Deferred income taxes	(12,405)	(34,668)
Other	32,892	(3,130)

Cash provided by operating activities	697,147	382,980

Investing activities
Capital expenditures	(314,657)	(323,150)
Payments made to acquire Jacob’s Ranch	—	(768,819)
Proceeds from dispositions of property, plant and equipment	330	825
Purchases of investments and advances to affiliates	(46,185)	(10,925)
Additions to prepaid royalties	(27,355)	(26,755)
Consideration paid related to prior business acquisitions	(1,262)	(4,767)
Reimbursement of deposits on equipment	—	3,209

Cash used in investing activities	(389,129)	(1,130,382)

Financing activities
Proceeds from the issuance of long-term debt	500,000	584,784
Repayments of long-term debt, including redemption premium	(505,627)	—
Proceeds from the sale of common stock	—	326,452
Net decrease in borrowings under lines of credit and commercial paper program	(196,549)	(85,815)
Net proceeds from (payments on) other debt	82	(2,986)
Debt financing costs	(12,751)	(29,659)
Dividends paid	(63,373)	(54,969)
Issuance of common stock under incentive plans	1,764	84
Contribution from non-controlling interest	891	—

Cash provided by (used in) financing activities	(275,563)	737,891

Increase (decrease) in cash and cash equivalents	32,455	(9,511)
Cash and cash equivalents, beginning of period	61,138	70,649

Cash and cash equivalents, end of period	$93,593	$61,138

Arch Coal, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	December 31,	December 31,
	2010	2009

Commercial paper	$56,904	$49,453
Revolving credit agreement	—	120,000
Accounts receivable securitization program	—	84,000
6.75% senior notes ($450.0 million and $950.0 million face value, respectively) due 2013	451,618	954,782
8.75% senior notes ($600.0 million face value) due 2016	587,126	585,441
7.25% senior notes ($500.0 million face value) due 2020	500,000	—
Other	14,093	14,011

	1,609,741	1,807,687
Less: current maturities of debt and short-term borrowings	70,997	267,464
Long-term debt	$1,538,744	$1,540,223

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization and the amortization of acquired sales contracts. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition and financing related expenses are excluded to make results more comparable between periods. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net income	$48,031	$1,552	$159,394	$42,179
Income tax expense (benefit)	4,825	(7,185)	17,714	(16,775)
Interest expense, net	34,082	35,128	140,100	98,310
Depreciation, depletion and amortization	95,931	88,529	365,066	301,608
Amortization of acquired sales contracts, net	9,601	19,716	35,606	19,623
Loss on early extinguishment of debt	—	—	6,776	—
Costs related to acquisition of Jacobs Ranch	—	6,560	—	13,726
Net income attributable to noncontrolling interest	(212)	(21)	(537)	(10)

Adjusted EBITDA	$192,258	$144,279	$724,119	$458,661

Adjusted net income and adjusted diluted earnings per common share
Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition and financing related costs and are not measures of financial performance in accordance with generally accepted accounting principles. We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net income attributable to Arch Coal	$47,819	$1,531	$158,857	$42,169
Amortization of acquired sales contracts, net	9,601	19,716	35,606	19,623
Loss on early extinguishment of debt	—	—	6,776	—
Costs related to acquisition of Jacobs Ranch	—	6,560	—	13,726
Tax impact of adjustments	(3,504)	(9,590)	(15,469)	(12,172)

Adjusted net income attributable to Arch Coal	$53,916	$18,217	$185,770	$63,346

Diluted weighted average shares outstanding	163,452	162,961	163,210	151,272

Diluted earnings per share	$0.29	$0.01	$0.97	$0.28
Amortization of acquired sales contracts, net	0.06	0.12	0.22	0.13
Costs related to acquisition of Jacobs Ranch	—	0.04	—	0.09
Loss on early extinguishment of debt	—	—	0.04	—
Tax impact of adjustments	(0.02)	(0.06)	(0.09)	(0.08)

Adjusted diluted earnings per share	$0.33	$0.11	$1.14	$0.42

Free Cash Flow
Free cash flow is defined as operating cash flows minus capital expenditures and is not a measure of cash flow in accordance with generally accepted accounting principles. We use free cash flow as a measure of our ability to make investments, acquisitions and payments to our debt and equity security holders. Free cash flow should not be considered in isolation, nor as an alternative to cash flows generated from operations.

	Three Months Ended	Year Ended
	December 31, 2010	December 31, 2010
	(Unaudited)
Cash provided by operating activities	$240,467	$697,147
Capital expenditures	(93,074)	(314,657)

Free cash flow	$147,393	$382,490

Reconciliation of 2011 Targets
Adjusted EBITDA

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal, Inc.	$315,000	$395,000
Income tax expense	61,000	92,000
Interest expense, net	137,000	134,000
Depreciation, depletion and amortization	378,000	388,000
Amortization of acquired sales contracts, net	19,000	21,000

Adjusted EBITDA	$910,000	$1,030,000

Adjusted net income and adjusted diluted earnings per share

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$315,000	$395,000
Amortization of acquired sales contracts, net	19,000	21,000
Tax impact of adjustments	(6,935)	(7,665)

Adjusted net income attributable to Arch Coal	$327,065	$408,335

Diluted weighted average shares outstanding	163,450	163,450

Diluted earnings per share	$1.93	$2.42
Amortization of acquired sales contracts, net	0.12	0.13
Tax impact of adjustments	(0.05)	(0.05)

Adjusted diluted earnings per share	$2.00	$2.50